Exhibit 10.4
CDW CORPORATION
2013 LONG-TERM INCENTIVE PLAN

Stock Option Agreement
CDW Corporation, a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the CDW Corporation 2013 Long-Term Incentive Plan (the “Plan”), an option to purchase from the Company the number of shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Optionee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).
2.Time and Manner of Exercise of Option.
2.1.    Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).
2.2.    Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). The period of time prior to the full vesting of the Option shall be referred to herein as the “Vesting Period.” The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:
(a)    Termination due to Death or Disability. If Optionee’s employment with the Company terminates prior to the end of the Vesting Period by reason of Optionee’s death or a termination by the Company due to Disability, then in either such case, the Option shall be 100% vested as of the date of termination, and the Option may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of termination of employment and (ii) the Expiration Date.
(b)    Termination due to Retirement. If Optionee’s employment with the Company terminates prior to the end of the Vesting Period by reason of Optionee’s Retirement, then the Option shall continue to vest in accordance with the Vesting Schedule, provided that Optionee complies with all Restrictive Covenants through the expiration of the Vesting Period, and the Option may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is three years after the date of termination and (ii) the Expiration Date.
(c)    Termination other than for Cause, Death, Disability or Retirement. Subject to Section 2.2(e), if Optionee’s employment with the Company terminates prior to the end of the Vesting

Exec Form

Period by reason of a termination of Optionee’s employment (i) by the Company for any reason other than for Cause, death or Disability or (ii) by the Optionee for any reason other than Retirement, the Option, only to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date.
(d)    Termination for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.
(e)    Change in Control.
(i)    In the event of a Change in Control prior to the end of the Vesting Period pursuant to which the Option is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the intrinsic value and other material terms and conditions of the outstanding Option as in effect immediately prior to the Change in Control and in accordance with Section 409A of the Code), the Option shall be 100% vested immediately prior to such Change in Control and the Optionee shall receive in full settlement for such Option a cash payment in an amount equal to the aggregate number of shares of Common Stock then subject to the Option multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the Exercise Price.
(ii)    In the event of a Change in Control prior to the end of the Vesting Period pursuant to which the Option is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the intrinsic value and other material terms and conditions of the outstanding Option as in effect immediately prior to the Change in Control and in accordance with Section 409A of the Code) and the Company terminates Optionee’s employment without Cause or Optionee resigns for Good Reason within 24 months following such Change in Control and Optionee executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination, the Option shall be 100% vested upon such termination of employment, and the Option may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is one year after the date of termination of employment and (ii) the Expiration Date.
(f)    Termination of Option During Blackout Period. If the Option shall expire under Section 2.2 during any period when the Optionee is prohibited from trading in securities of the Company pursuant to the Company’s insider trading policy or other policy of the Company or during a period when the exercise of the Option would violate applicable securities laws (each, a “Blackout Period”), then the period during which the Option is exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period.
(g)    Definitions.
(i)    Cause. For purposes of this Option, “Cause” shall mean one or more of the following: (A) Optionee’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of Optionee's position; (B) Optionee’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its Subsidiaries, which act constitutes gross negligence or willful misconduct in the performance of duties to the Company or any of its Subsidiaries; (C) Optionee’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of Optionee at the direct or indirect expense of the Company or any of its Subsidiaries; (D) Optionee’s conviction of, or plea of guilty or nolo contendere to, a felony; (E) Optionee’s material violation of any Restrictive Covenant; or (F) Optionee’s material and willful violation of the Company’s written policies or of Optionee’s statutory or common law duty of loyalty to the Company or its affiliates that in either case is materially injurious to the Company, monetarily or otherwise. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by Optionee in bad faith or without reasonable belief that Optionee’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.
(ii)    Disability. For purpose of this Option, “Disability” shall mean Optionee’s absence from the Optionee’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Optionee’s incapacity due to physical or mental illness, or under such other circumstances as the Committee determines, in its sole discretion, constitute a Disability.
(iii)    Good Reason. For purposes of this Option, “Good Reason” shall mean that the Optionee resigns from employment with the Company and its Subsidiaries as a result of one or more of the following reasons: (A) the Company reduces the amount of the Optionee’s base salary or cash bonus opportunity (it being understood that the Board shall have discretion to set the Company’s and the Optionee’s personal performance targets to which the cash bonus will be tied), (B) the Company adversely changes the Optionee’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces his/her position, authority, duties, responsibilities or status materially inconsistent with the positions, authority, duties, responsibilities or status the Optionee then holds, (C) any successor to the Company in any merger, consolidation or transfer of assets does not expressly assume any material obligation of the Company to the Optionee under any agreement or plan pursuant to which the Optionee receives benefits or rights, or (D) the Company changes the Optionee’s place of work to a location more than fifty (50) miles from the Optionee’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (1) Optionee provides written notice to the Company of the existence of such condition not later than 60 days after Optionee knows or reasonably should know of the existence of such condition, (2) the Company fails to remedy such condition within 30 days after receipt of such notice and (3) Optionee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (2) hereof.
(iv)    Restrictive Covenant. For purposes of this Option, “Restrictive Covenant” shall mean any non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) covenant by which Optionee is bound under any agreement between Optionee and the Company and its Subsidiaries.

(v)    Retirement. For purposes of this Option, “Retirement” shall mean Optionee’s termination of employment at a time when (A) the Optionee has attained age 55 and (B) the sum of the Optionee’s age and years of employment with or service to the Company or its Subsidiaries equals or exceeds 65; provided that such termination occurs at least six months after the Option Date.
2.3.    Method of Exercise. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) to the extent permitted by the Committee, by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) to the extent permitted by the Committee, by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.1, have been paid.
2.4.    Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.
3.Clawback of Proceeds.
3.1.    Clawback of Proceeds. This award is subject to the clawback provisions in Section 5.15 of the Plan. In addition, if Optionee materially violates any Restrictive Covenant and such violation occurs on or before the third anniversary of the date of Optionee’s termination of employment: (i) the Option shall be forfeited and (ii) any and all Option Proceeds (as hereinafter defined) shall be immediately due and payable by the Optionee to the Company. For purposes of this Section, “Option Proceeds” shall mean, with respect to any portion of the Option which is exercised later than 24 months prior to the date of the Optionee’s termination of employment or service with the Company (x) the difference between (A) the Fair Market Value of a share of Common Stock on the date such portion of the Option was exercised and (B) the per share exercise price of the Option, multiplied by (y) the number of shares of Common Stock purchased pursuant to the exercise of such portion of the Option. The remedy provided by this Section shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Optionee in respect of a breach by the Optionee of any duty or obligation to the Company.
3.2.    Right of Setoff. The Optionee agrees that by accepting the Award Notice the Optionee authorizes the Company and its affiliates to deduct any amount or amounts owed by the Optionee pursuant to this Section 3 from any amounts payable by or on behalf of the Company or any affiliate to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay, bonus or the settlement of the Option or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy.
4.Transfer Restrictions and Investment Representations.
4.1.    Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.
4.2.    Investment Representation. Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
5.Additional Terms and Conditions.
5.1.    Withholding Taxes. (a)    As a condition precedent to the issuance of Common Stock following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.
(b)    Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) to the extent permitted by the Committee, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) to the extent permitted by the Committee, authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to

Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the minimum amount of the Required Tax Payments, then the number of shares of Common Stock to be delivered or withheld may be rounded up to the next nearest whole share of Common Stock. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.
5.2.    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
5.3.    Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
5.4.    Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 5.1.
5.5.    Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.
5.6.    Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
5.7.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
5.8.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.
5.9.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to CDW Corporation, Attn: General Counsel, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
5.10.    Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
5.11.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Optionee hereby acknowledges receipt of a copy of the Plan.
5.12.    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.
5.13.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
5.14.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

5.15.    Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.